Exhibit 5.1

December 20, 2013

Board of Directors

OncoSec Medical Inc.

9810 Summers Ridge Road, Suite 110

San Diego, CA 92121

Re: Registration Statement/Form S-8

Board Members:

We have acted as special Nevada counsel to OncoSec Medical, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the future issuance of stock options granted outside the 2011 Stock Incentive Plan, pursuant to an Inducement Stock Option Award Agreement dated December 11, 2013 between the Company and Robert H. Pierce, as described in the Registration Statement, of 1,700,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”).

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Common Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Common Shares, when issued and outstanding pursuant to the terms of the Inducement Stock Option Award Agreement dated December 11, 2013 between the Company and Robert H. Pierce, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP